Exhibit 99.02

ACM Research Inc
Prepared Remarks for the Investor Conference Call
for the Second Quarter 2021

August 6, 2021

Dr. David Wang (President and Chief Executive Officer)

We had another productive quarter with solid financial results.  We delivered record revenue and shipments with good profitability.  Second quarter results reflect ACM’s growing customer base, technology leadership, expanding product line, and increased production scale.

Revenue grew to $54 million, up 38% year-over-year.  Shipments were $82 million up from $45 million in the second quarter of 2020.  We delivered a good balance of growth and profitability, with 40.5% gross margin and 10.4% operating margin.  We are committed to driving profitable growth as we increase our investments in R&D to drive innovation, further strengthen our existing product portfolio, and grow our addressable market with new products. On the bottom line, we reported 19 cents of net income per diluted share, compared to 29 cents in the same quarter last year.

We ended the quarter with $70 million of cash.  In addition, we hold SMIC STAR market shares worth $31 million dollars as of quarter end.

I will now discuss recent operational highlights, on Slide 3.

First, our Q2 revenue growth was broad-based, driven by current and new products and current and new customers.  Our Wet Cleaning and Other Front-end processing tools represented 85% of total sales in Q2. We had good growth from our flagship SAPS products, with incremental contribution from our semi-critical tools.   Advanced Packaging, other processing tools and Services and Spares grew significantly to 15% of sales versus about 3% last year. The strong growth of this group was driven by Advanced Packaging tools, including the wet etcher, stripper, developer and coater, and a big increase in our service and spares business.

These first-generation semi-critical and advanced packaging tools accelerated our revenue growth and further strengthened our position as a leading supplier in the China semiconductor industry. The higher mix of these products, however, partly diluted our gross margins during this introduction stage. We entered these new market segments to capture the strong demand from our China-based customers, and to deepen the ‘moat’ that insulates our flagship products from competitors.  In cleaning, our newer semi-critical tools extend ACM’s flagship SAPS, TEBO and Tahoe products to cover more than 80% of the total cleaning market opportunity.  In advanced packaging, our newer ECP ap product line extends our current portfolio with a highly differentiated product.

Putting it all together, we remain committed to our 40-45% corporate gross margin target.  As part of our normal product management, we expect improvement in gross margins for our semi-critical and advanced packaging tools.  This will come from tighter feature content, as our early models embed a range of options for customer evaluation, and cost-reductions in later-generation models. We also expect cost benefit from volume production. Meanwhile, gross margins for our flagship cleaning products remain consistent with past periods, which we expect to continue.

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ACM’s strategy is to enter a market with advanced, differentiated products, such as our flagship cleaning products, our ECP tools, advanced furnace tools, and other new innovative products.  These products allow us to win major customers, and provides us the profits to fund future product development.   It also allows us to enter mid-range or lower end products that may come with lower margins in early stages, but allow us capture a much larger market opportunity as we scale the business.   We remain committed to our gross margin targets which we believe we can achieve by balancing continuous innovation at the high-end, with disciplined product management, cost engineering and production scale.

Let’s turn to Slide 5, to discuss ACM’s growing customer base.

We have five major front-end customers in foundry, 3D-NAND and DRAM.  In 2021, we expect the Huahong Group and YMTC to remain our top two customers.  We expect good growth from them this year.  However, each may represent a lower percentage of total revenue as we expect to see significant growth from other customers.  We also expect contributions from SMIC, SK Hynix, and CXMT. Importantly, we recently received new orders for several tools from SMIC for the second half of the year.   During the past 12-18 months, our team has done a great job of broadening ACM’s tool content at SMIC, including a full range of cleaning products and our ECP tools.   We are getting indications of higher demand from SMIC in 2022, but it is still early.  SMIC demand is subject to further licensing progress by them with other US equipment suppliers.

We recently added a number of new China-based semiconductor customers who manufacture power, analog, CMOS image sensors, compound semiconductors and other devices.  These customers include four of the five Tier-2 players, and a handful of new Tier-3 and other customers.  Although each is relatively small, this group of new Tier 2 and Tier 3 customers as a whole could contribute 10% or more to our 2021 revenue.  These newer customers are investing in new capacity to support the growth of 5G, IoT, and EV technologies.  ACM has good penetration with a range of tools including SAPS, semi-critical cleaning, ECP and Furnace products.

Our third customer group is advanced packaging and other processing customers.  Top customers have included JCAP, Tongfu, Nepes and Wafer Works.  In Q1, we discussed orders from two additional advanced packaging houses, and we now expect to add more customers as we move through the year.  Collectively, we expect significant growth from this group, driven by an increased industry focus on Advanced Packaging, penetration of new customers, and a new product cycle for ACM’s ECP ap tools.

Looking ahead, we believe that our current customer base represents a significant opportunity for ACM.  Most of these customers are still in early or mid-stages of multi-year capacity expansions.  We remain committed to further broadening our customer base, as we believe every major semiconductor manufacturer can benefit from our technology.

Please turn to Slide 6.

We delivered total shipments of $82 million in the second quarter, a new record in the company’s history.  Shipments in Q2 were $28 million higher than revenue.  The difference largely represents shipments of first tools awaiting customer acceptance. We view this as a positive indicator as it reflects demand for new products and from new customers.  This level of shipments is a testament to ACM’s production team at our Chuansha factory.  We are scaling capacity to meet strong customer demand in a generally tight supply chain environment.  Our in-house high-performance factory and the strength of our manufacturing team are helping us manage the near-term supply chain constraints.  This gives us confidence in our ability to navigate the environment entering the second half of this year.

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We plan to begin production in the second building of our Chuansha factory in the third quarter of this year.  We have increased our capacity plans, and now target a run rate exiting Q4 of this year that represents more than $500 million of annualized production capacity, up from $350 million at the beginning of the year.  We expect to further increase production capacity in 2022.

Our long-term plan is to build a production and R&D center in the Lingang region of Shanghai.  The 1 million square feet of floor space will enable us to increase our annual production capacity to $1.5 billion.  We completed additional architectural and design work in the second quarter, with initial production now targeted in the beginning of 2023.

Please turn to Slide 7.

We continue to invest in new products to broaden our offering.   Today, I am pleased to announce Bevel Etch, an extension to our wet product line.  This product uses a wet etch method to remove dielectric, metal and organic material films, as well as contaminants on the wafer edge. ACM’s etch approach minimizes the impact of edge contamination for later process steps and thus improves manufacturing yield. The Bevel Etch product leverages ACM’s wet processing expertise to deliver performance benefits compared to dry approaches.  It consumes less chemicals and supports a broad range of device types and process steps, including 3D NAND, DRAM and Advanced Logic Process. We expect to ship our first tool for high volume manufacturing to a China-based logic manufacturer this quarter.  Additionally, with ACM’s proprietary technology, this new bevel etch product can achieve more accurate and efficient wafer center alignment.  This enables a precise bevel etch that will enhance product yields and wafer throughput. In addition, we are currently developing advanced technologies to deepen our leading market position in cleaning, which we will add more products to our portfolio in 2022.

We remain bullish on our ECP product line. In the front-end, smaller geometries require advanced plating solutions. Meanwhile, back-end and advanced packaging are becoming more important as the industry looks for packaging innovations to drive higher performance as the industry moves beyond Moore’s Law.   Our ECP product line includes the ECP map, a front-end tool for damascene copper interconnection, the ECP tsv for through silicon via, also for front-end, and the ECP ap for advanced packaging.  We believe the total global market for ECP will triple from the $500 million last year, to up to $1.5 billion in the coming years.

Although we did not recognize ECP revenue in the second quarter, we delivered 3 first tools to 3 customers.  We expect to deliver a high volume of ECP tools in the second half of this year, with good revenue contribution from repeat shipments in Q3 and Q4.

We also continue to see strong interest for our Ultra Fn furnace dry processing tool portfolio.  We delivered several ‘first tools’, including doped and non-doped poly LPCVD, in the first half and expect to deliver additional units as we progress through the year. We remain on track to add high temperature oxidation and annealing capabilities to our furnace product line in the third quarter of 2021.  Building on that, the next major development in our furnace roadmap is a batch atomic layer deposition, or ALD process.  We view this as the most challenging and promising product for advanced manufacturing nodes.  We expect the furnace product cycle to become more meaningful in the 2022 timeframe.

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We are making significant R&D investments in two major new product categories to achieve our goal of doubling our total addressable market from $5 billion today, to more than $10 billion.   We continue to bring in top engineering talent to support these programs and are confident our teams will deliver products and move forward with customer evaluations on the first product line in the first half of next year, and the second product line in the second half of 2022.

I am happy to report we made good progress with potential US and Taiwan-based customers since our last call.  Despite COVID-related travel restrictions, our team is heavily engaged in business development.  We are confident that we can secure orders from at least one new major first tier global semiconductor manufacturer in 2021.

Before I provide our updated 2021 outlook, let’s discuss the status of the STAR Market IPO of ACM Shanghai.  We continue to make good progress.   On June 10, 2021, the Shanghai Stock Exchange Commission submitted ACM Shanghai’s application for registration for its STAR Market IPO to the China Securities Regulatory Commission (CSRC), moving us a step closer towards our goal.  We are hopeful that the CSRC approves and completes our registration soon.  When we receive CSRC approval, we estimate that the issuance process will take another 1-2 months.  Keep in mind that the timing is subject to numerous factors outside ACM Shanghai’s control. We are confident that an eventual STAR Market listing combined with our Nasdaq listing can provide a strong foundation to accelerate our mission to become a major global player in the semiconductor equipment industry.

Now let’s move to our 2021 outlook, on Slide 8.

Our guidance reflects optimism about our growth opportunities for 2021.  Based on our strong results through the second quarter, and improved visibility for demand and our supply chain through year end, we have raised outlook for the full year.  We now expect revenue to be between $225 million and $240 million, up from the prior range of $205 million to $230 million. The revised revenue range represents 48% annual growth at the mid-point.

Our updated outlook for 2021 is based on several key assumptions:

•	First, the global COVID-19 situation continues to improve,
•	Second, stability in the U.S.-China trade policy,
•	Third, a range of spending scenarios for the production ramps of key customers,
•	Fourth, variance in the trajectory of the DRAM recovery, and
•	Finally, a range of timing of customer acceptances of first tools.

Our results and outlook demonstrate successful execution of our strategy. Our strong growth is supporting additional R&D spending on new products. We are building our global sales and marketing resources to penetrate new customers in new regions.  And we are scaling production capacity to support our long-term growth plan.  Our mission to become a major equipment supplier to the global semiconductor industry remains on track.

To conclude, I would like to thank our employees for their hard work and dedication. I also want to thank our customers, partners and shareholders for their continued support and confidence in ACM Research.  I will now turn the call over to Mark, to discuss the financial results in more detail.  Mark?

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Mark McKechnie (Chief Financial Officer)

Thank you, David. Good day, everyone.

We delivered solid financial results in the second quarter. Unless I note otherwise, I will refer to non-GAAP financial measures, which excludes stock-based compensation and unrealized gain and trading securities. A reconciliation of these non-GAAP measures to the comparable GAAP measures is included in our earnings release.

Now on the second quarter shown on Slide 9.

Revenue was $53.9 million, up 37.9%. Revenue for single-wafer cleaning tools, which include SAPS, TEBO, Tahoe and our semi-critical cleaning, was $45.5 million, up 36.4% from $33.3 million.

We had no revenue for ECP furnace or other technologies during the second quarter. As David noted, however, we delivered 3 first tools in the quarter, and we expect more revenue contribution in the back half of the year.

Revenue for advanced packaging, excluding ECP, services and spares, was $8.4 million, up from $1.2 million in 2020. Total shipments were $82 million versus $45 million in the second quarter of 2020 and $74 million in the first quarter of 2021. This includes deliveries for revenue in the quarter and deliveries of systems awaiting customer acceptance for potential revenue in future quarters. This represents another quarter of record shipments, a great accomplishment by a production team given industry-wide supply constraints.

Gross margin was 40.5% versus 49.7%. This was at the lower end of our normal expectation range of 40% to 45%. The decrease in gross margin, as David mentioned, was due in large part to product mix. We expect gross margin to continue to vary on a quarterly basis due to a variety of factors, including product mix and manufacturing utilization.

Operating expenses were $16.1 million versus $11.2 million. The increase in operating expenses reflected higher R&D on new products, our expanded U.S. sales team and legal costs related to our U.S. civil suit and the China STAR Market IPO.  R&D expenses grew by 52% to $7.7 million or 14.2% of sales versus $5.5 million or 12.9% of sales last year. The increased R&D intensity reflects ACM's commitment to new products and innovation. We expect to continue to increase our R&D spending in 2022.

Operating income was $5.7 million, down from $8.2 million. Operating margin was 10.5% versus 21%.

Unrealized gain on trading securities related to the change in the market value of our SMIC investment was $3.8 million in the second quarter of 2021. Note that we exclude this noncash item from our non-GAAP results.

Tax expense was $15,000 versus $1.9 million in the year ago period.

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Net income attributable to ACM Research was $4.1 million versus $6.2 million in the year ago period.

Net income per diluted share was $0.19 compared to $0.29 in Q2 of 2020.

Tax items and the effects of foreign exchange fluctuations on operating results provided a net headwind of $0.3 million or $0.01 per share in the second quarter of 2021 versus a net headwind of $0.9 million or $0.04 per share in the second quarter of 2020.

We'll now review selected balance sheet items.

Our cash balance was $70.2 million at the end of the second quarter versus $78.8 million at the end of the first quarter. In addition to the cash balance, we also had trading securities of $31.3 million related to our SMIC investment. This includes a significant unrealized gain from our original purchase price.

Total inventory was $136.9 million at the quarter end, up by $33.6 million from the prior quarter.  The quarter-on-quarter increase was driven by 2 items. First, finished goods inventory grew by $68 million to $64 million. This represents first tools that have been delivered to customers for evaluation and are carried on our balance sheet at cost pending potential customer acceptance. The second item is work in process and raw materials, which in total grew by $16.8 million from the prior quarter. This was due to purchases to support shipment growth expected for the remainder of the year.

Short-term borrowings at quarter end were [$22 million,] down from $23.5 million at the end of the first quarter. Long-term borrowings were $18.7 million, up $1.3 million from the first quarter.

Cash flow used by operations was approximately $10 million for the second quarter, but it was slightly positive for the first half of the year.

For 2021, our base case plan for capital spending is about $15 million. This includes $2.8 million already spent through the first half of the year. Our 2021 investments will be primarily focused on capacity increases at our Chuansha factories, investments to support our R&D programs and planning and some initial spending on Lingang.

In sum, we continue to execute on our strategy. We are providing -- we are participating in the growth of major new IC fabs. We're ramping production, and we're developing and delivering new products to a growing list of customers. We're positive on our opportunities in China and expansion outside of China. We remain committed to achieving our mission to become a major player in the semiconductor equipment market.

Let's now open the call for any questions that you may have. Operator, please go ahead.

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Closing:
Thanks, operator, and everyone for participating on the call. I just want to mention some upcoming investor relations events.

On August 24, we're going to present at the Needham Second Annual Virtual Semi-Camp and EDA conference.
On August 31, we'll present at the Jefferies Virtual Semiconductor, IT, Hardware and Communications Infrastructure Summit.

In addition, we'll present at the Jefferies Asia Forum on September 9 and the 22nd Credit Suisse and Asian Technology Conference on September 10.

Attendance at these conferences is by invitation-only for clients of each respective firm. So interested investors, please contact your respective sales representative to register for one-on-one meetings to secure time.  So this concludes the call. Thank you, everyone, and you may now disconnect.

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